UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-1567322
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

333 Continental Boulevard El Segundo, California	90245-5012
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $1.00 par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:        (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1.	Description of Registrant’s Securities to be Registered.

This Form 8–A is being filed in connection with Mattel, Inc.’s (the “Company”) listing of its common stock, $1.00 par value per share (“Common Stock”) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, on the NASDAQ Global Select Market commencing on or about September 28, 2009. The Company is voluntarily delisting the Common Stock from the New York Stock Exchange effective as of the close of business on or about September 25, 2009.

The authorized share capital of the Company consists of 1,000,000,000 shares of Common Stock, 3,000,000 shares of preferred stock, $1.00 par value per share (the “Preferred Stock”), and 20,000,000 shares of preference stock, $0.01 par value per share (the “Preference Stock”). The following is a summary of the material provisions of the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), insofar as they relate to the material terms of the Common Stock, and is qualified in its entirety by reference thereto, which is incorporated by reference from Exhibit 3.0 hereto. Additionally, the General Corporation Law of Delaware, as amended (the “DGCL”), may also affect the terms of the Common Stock.

Description of the Common Stock

Voting Rights

Unless otherwise provided in the Certificate of Incorporation, the Bylaws or the DGCL, or other applicable law, the holders of the Common Stock are entitled to voting rights for the election of directors and for other purposes, subject to voting rights which may in the future be granted to subsequently created series of Preferred Stock or Preference Stock. The Bylaws provide that, at any meeting of stockholders, each stockholder has one vote for every share of stock entitled to vote which is registered in the name of the stockholder. The holders of the Common Stock do not have cumulative voting rights.

Dividend and Liquidation Rights

The holders of outstanding shares of the Common Stock are entitled to receive dividends when and if declared by the Company’s Board of Directors out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of any series of Preferred Stock or Preference Stock hereafter authorized, to receive pro rata the net assets of the Company. Holders of the Common Stock have no preemptive or conversion rights.

Certain Provisions of Delaware Law and of the Certificate of Incorporation and Bylaws

Special Meeting of Stockholders

The Bylaws provide that special meetings of the stockholders of the Company for any purposes prescribed in the notice of meeting may be called by the Company’s Board of Directors or Chief Executive Officer.

Written Consent of Stockholders

The Certificate of Incorporation does not restrict the ability of the stockholders to take action without a meeting, without prior notice and without a vote if a consent in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize the taking of such action at a meeting at which all shares entitled to vote thereon were present and voted.

Proposals and Nominations

The Bylaws provide that no proposals or nominations for director of the Company by any person other than the Company’s Board of Directors may be presented to any meeting of stockholders unless the person making the proposal or nomination is a record stockholder and has delivered a written notice to the Secretary of the Company not later than the close of business on the 90th day nor earlier than the 120th day prior to the anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or the 10th day following the day on which Public Announcement (as defined in the Bylaws) of the date of such meeting is first made by the Company.

Amendment of Certificate of Incorporation and Bylaws

Pursuant to Section 242(b) of the DGCL, the Certificate of Incorporation may be amended by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

The Bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the Company’s Board of Directors at any meeting or by the stockholders at any meeting.

Item 2.	Exhibits.

Exhibit Number	Description
3.0	Restated Certificate of Incorporation of Mattel, Inc. (Incorporated by reference to Exhibit 99.0 to the Current Report of Mattel, Inc. on Form 8-K (File No. 001-05647) filed with the Securities and Exchange Commission on May 21, 2007.)

3.1	Amended and Restated Bylaws of Mattel, Inc. (Incorporated by reference to Exhibit 99.1 to the Current Report of Mattel, Inc. on Form 8-K (File No. 001-05647) filed with the Securities and Exchange Commission on May 21, 2007.)

4.0	Specimen Stock Certificate with respect to the Common Stock (Incorporated by reference to Exhibit 4.0 to the Quarterly Report of Mattel, Inc. on Form 10-Q for the period ended June 30, 2007 (File No. 001-05647) filed with the Securities and Exchange Commission on August 3, 2007.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MATTEL, INC.
(Registrant)

By:	/s/ Robert Normile
Robert Normile
Senior Vice President, General Counsel and Secretary

Dated: September 24, 2009

EXHIBIT INDEX

Exhibit Number	Description
3.0	Restated Certificate of Incorporation of Mattel, Inc. (Incorporated by reference to Exhibit 99.0 to the Current Report of Mattel, Inc. on Form 8-K (File No. 001-05647) filed with the Securities and Exchange Commission on May 21, 2007.)

3.1	Amended and Restated Bylaws of Mattel, Inc. (Incorporated by reference to Exhibit 99.1 to the Current Report of Mattel, Inc. on Form 8-K (File No. 001-05647) filed with the Securities and Exchange Commission on May 21, 2007.)

4.0	Specimen Stock Certificate with respect to the Common Stock (Incorporated by reference to Exhibit 4.0 to the Quarterly Report of Mattel, Inc. on Form 10-Q for the period ended June 30, 2007 (File No. 001-05647) filed with the Securities and Exchange Commission on August 3, 2007.)